Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on the Form S-3 of CarParts.com, Inc. (formerly known as U.S. Auto Parts Network, Inc.) of our report dated March 9, 2020, relating to the consolidated financial statements of CarParts.com, Inc. (formerly known as U.S. Auto Parts Network, Inc.), appearing in the Annual Report on the Form 10-K of U.S. Auto Parts Network, Inc. for the year ended December 28, 2019.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and Prospectus.

/s/ RSM US LLP

Irvine, California
August 3, 2020